Exhibit 99.1

EDITED TRANSCRIPT

FCN.N - Q1 2023 FTI Consulting Inc Earnings Call

EVENT DATE/TIME: APRIL 27, 2023 / 1:00PM GMT

APRIL 27, 2023 / 1:00PM, FCN.N - Q1 2023 FTI Consulting Inc Earnings Call

CORPORATE PARTICIPANTS

Ajay Sabherwal FTI Consulting, Inc. - CFO

Mollie Hawkes FTI Consulting, Inc. - VP of IR & Communications

Steven H. Gunby FTI Consulting, Inc. - President, CEO & Director

CONFERENCE CALL PARTICIPANTS

Andrew Owen Nicholas William Blair & Company L.L.C., Research Division - Analyst

James Edwin Yaro Goldman Sachs Group, Inc., Research Division - Research Analyst

Tobey O’Brien Sommer Truist Securities, Inc., Research Division - MD

PRESENTATION

Mollie Hawkes - FTI Consulting, Inc. - VP of IR & Communications

Good morning. Welcome to the FTI Consulting conference call to discuss the company’s first quarter 2023 earnings results as reported this morning. Management will begin with formal remarks, after which they will take your questions. Before we begin, I would like to remind everyone that this conference call may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21 of the Securities Exchange Act of 1934 that involve risks and uncertainties.

Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, future revenues, future results and performance, expectations, plans or intentions relating to financial performance, acquisitions, share repurchases, business trends, ESG-related matters and other information or other matters that are not historical, including statements regarding estimates of our future financial results and other matters.

For a discussion of risks and other factors that may cause actual results or events to differ from those contemplated by forward-looking statements, investors should review the safe harbor statement in the earnings press release issued this morning, a copy of which is available on our website at www.fticonsulting.com, as well as other disclosures under the heading of Risk Factors and Forward-Looking Information in our quarterly reports on Form 10-Q for the quarter ended March 31, 2023, our annual report on Form 10-K for the year ended December 31, 2022, and in our other filings with the SEC.

Investors are cautioned not to place undue reliance on any forward-looking statements, which speak only to the date of this earnings call and will not be updated. During the call, we will discuss certain non-GAAP financial measures such as total segment operating income, adjusted EBITDA, total adjusted segment EBITDA, adjusted earnings per diluted share, adjusted net income, adjusted EBITDA margin and free cash flow.

For a discussion of these and other non-GAAP financial measures as well as our reconciliations of non-GAAP financial measures to the most directly comparable GAAP measures, investors should review the press release and the accompanying financial tables that we issued this morning, which include the reconciliation.

Lastly, there are 2 items that have been posted to the Investor Relations section of our website for your reference. These include a quarterly earnings presentation and an Excel and PDF of our historical, financial and operating data, which have been updated to include our first quarter 2023 results. Of note, during today’s prepared remarks, management will not speak directly to the quarterly earnings presentation posted to the Investor Relations section of our website.

To ensure our disclosures are consistent, these slides provide the same details as they have historically, and as I’ve said, are available on the Investor Relations section of our website. With those formalities out of the way, I’m joined today by Steven Gunby, our President and Chief Executive Officer; and Ajay Sabherwal, our Chief Financial Officer.

APRIL 27, 2023 / 1:00PM, FCN.N - Q1 2023 FTI Consulting Inc Earnings Call

At this time, I will turn the call over to our President and Chief Executive Officer, Steve Gunby.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Thank you, Molly. Welcome, everyone, and thank you all for joining us this morning. I am pleased to say that we reported record revenues yet again this quarter. And in fact, we reported double-digit revenue growth year-over-year once again. As Ajay will talk about that level of revenue growth was despite the fact that we had FX headwinds this quarter, and we had some revenue deferrals.

Disaggregating that revenue performance, each of our segments — each of our segments, once again grew year-over-year. Strat Comm’s revenues grew mid-single digits despite some significant FX headwinds. Econ, for reasons I’ll describe later, only reported modest revenue growth. But all of the rest of our segments revenues grew at double-digit levels. And when you adjust for FX headwinds, strong double-digit levels.

Below that sort of terrific revenue story, as you might imagine, are enormous numbers of success stories. I’m going to leave it to Ajay to share some of them and if you’d like some further details or elaboration, we can go into more depth during the Q&A.

But today, I want to move from the revenue story to the bottom line story because notwithstanding that strong top-line performance, our bottom line, in fact, underperformed our expectations this quarter, and did so substantially. Ajay will discuss the reasons for those shortfalls in some depth, but I’d like to give you a few of the top-level reasons. First, let me come back to Econ. Our Econ business, as I think everybody on this call knows is an incredibly powerful business that has, for many years, delivered strong results for our shareholders and at least as importantly, for our clients.

We’ve averaged about 15% average annual adjusted EBITDA margins in that business for the last many, many years, at least 10. For a number of factors, including some slowness in parts in the business in the beginning of the year, some revenue deferrals, a few other things, we happen to deliver an 8% EBITDA — adjusted EBITDA margin this quarter. As we will discuss later, we do not expect adjusted EBITDA margins in Econ to remain at that level for the rest of the year. The second factor is one that we’ve talked about a lot in the past. In any given quarter, there are a lot of factors that can happen to cut one way or another. The second factor, as we’ve talked about a lot in the — is one that we’ve talked about a lot in the past. In any given quarter, there are a lot of factors that can happen to cut one way or another, like FX transaction losses or the timing of marketing or client events or the amount of bad debt in the quarter.

This quarter, those items happened in total to cut more negatively than they often do. I want to spend some time though on the third reason, which is different. As high as our revenue growth was this quarter, we actually staffed ourselves up in terms of billable and nonbillable headcount and the compensation associated with that for an even higher level of revenue growth than we delivered.

That resulted in expense growth that actually exceeded those terrific revenue growth. So let me talk about that and how that happened because it’s not totally random. In a few places, that is a little random. It’s the sort of thing that happens every quarter. You can’t predict exactly how much revenue growth you’ll have in any particular area around the world. In this quarter, we had revenue growth shortfalls in parts of Strat Comm, our Health Solutions business with in FLC and some of our businesses in EMEA and Asia Pacific.

But that is pretty typical. It happens every quarter, some places. You can’t ever predict exactly where. We don’t consider any of that part of a long-term trend, just normal quarter-to-quarter variations. More systemically, this quarter, our employee turnover was lower than in recent quarters. And even though we expected it to be lower, it was even a bit lower than we expected.

On top of those factors, however, we also have something else important happen, which is that we continue to find terrific talent looking to join us, and we took advantage of that in multiple key markets, including the Middle East, Australia, Hong Kong, Continental Europe and elsewhere and to support the businesses we’re building in those jurisdictions and elsewhere, we continue to add nonbillable headcount.

So though we had record revenues, we actually staffed ourselves up for an even higher level of revenue growth than we delivered. As Ajay will discuss, we do expect that gap between expense growth and revenue growth to gradually normalize as the year goes on. Let me talk to something that I find very important.

APRIL 27, 2023 / 1:00PM, FCN.N - Q1 2023 FTI Consulting Inc Earnings Call

When I look at the bases for the bottom-line shortfall this quarter, they do not give me pause in any way with respect to my confidence about the powerful future of this company or even my outlook for the year. FX issues cut against some quarters, but typically not all, in some quarters, they go the other way. Revenue deferrals, we typically get recognized. If attrition continues to be lower, we can gently reduce our hiring, and of course, we can moderate our nonbillable headcount growth to match the billable headcount growth.

Important point is, though the bottom line is not what we wanted this quarter, or what we’d ideally want in any quarter. The shortfall is not the result of us being unable to grow revenues, or that the majority of the bets that we’ve been making suddenly stopped working. Rather, we had strong top-level growth and a series of things this quarter that happened to hit us negatively coupled with a series of things we chose to do because we believe they will allow us to continue to build a fundamentally more attractive enterprise over time.

Before I close, let me focus a little bit more on that choice part of the prior sentence. Is it possible that we continue to have great talent looking to defect to us, and we decide to invest ahead of demand. That is always a possibility.

But to me, that would be a great thing. If we took advantage of it, could it hurt quarters? Of course, it could. But as those of you who have been following this company for years now know, it’s been by making those sorts of bets that we’ve been able to get this company on the terrific multiyear trajectory we’ve been on now for almost a decade. We have hired some of the best people in this firm. People have helped transform our businesses in quarters when the businesses they joined were slow. We’ve talked about some of those examples over time.

I know a reasonable amount of the talent that has joined us this quarter, and for those I know, I must say I’m extraordinarily excited about them joining us, and I am excited about the professionals that I’m hearing right now want to join this company. Molly slipped in some data into my script apparently during this first quarter, I knew we were hiring some great people. Apparently, we announced 44 senior hires this quarter. 44, combination of SMDs and MDs, which I think is unprecedented for our first quarter. Let me reiterate to me the most important point.

None of the issues this quarter give me pause about our multiyear trajectory or even this year. Quarterly results in this business and our company can always be volatile. And I don’t ask management here to focus on reducing that volatility. I ask them to focus on building powerful sustainable growth engines not 1 that will never be impacted by short-term volatility, but 1 that can demonstrate over time that powerful multiyear trajectory.

And to do that by having our teams focus on client needs, making bold bets where the needs are great and where we believe we have a right to win and ensuring that every day we attract, develop and promote great professionals who can deliver on those needs, and we support them as they build those businesses. I believe we have now shown that when we maintain that commitment and focus over any extended period of time, our business stores, our people develop and they soar. I still look forward to us continuing on that journey.

With that, let me turn this over to Ajay for some details on the quarter. Ajay?

Ajay Sabherwal - FTI Consulting, Inc. - CFO

Thank you, Steve. Good morning, everybody. In my prepared remarks, I will take you through our company-wide and segment results and discuss guidance for the full year. As Steve mentioned, today, we reported yet another quarter of record revenues with all of our segments growing year-over-year. Of note, restructuring activities strengthened in the quarter.

In fact, according to S&P Global, in the U.S. through March, monthly bankruptcies have increased sequentially for 4 consecutive months. Conversely, the pace of M&A-related services in several of our segments was slower than we anticipated. Bloomberg reported that global quarterly deal volume declined nearly 50% year-over-year in Q1 2023, making it the third lowest quarter for M&A in the last 10 years.

Strong revenue growth did not sufficiently offset the increase in direct cost, SG&A, FX transaction losses and a higher tax rate compared to the prior year quarter. As a result, EPS and adjusted EBITDA declined year-over-year. Overall, our first quarter results were below our expectations.

Now turning to the details for the quarter. First quarter of 2023 revenues of $806.7 million were up $83.1 million, or 11.5% year-over-year. Excluding the estimated negative impact of FX, revenues increased $99.7 million or 13.8%. Earnings per share of $1.34 compared to $1.66 in the prior year quarter. Net income of $47.5 million compared to $59.3 million in the prior year quarter. The decrease in net income was primarily due to an increase in compensation.

APRIL 27, 2023 / 1:00PM, FCN.N - Q1 2023 FTI Consulting Inc Earnings Call

Including the impact of an 11% increase in billable headcount, higher SG&A expenses and FX remeasurement losses. SG&A of $184.2 million was 22.8% of revenues and compares to SG&A of $149 million or 20.6% of revenues in the first quarter of 2022. The increase in SG&A was primarily due to higher compensation, which included a 14.4% increase in nonbillable headcount, increased travel and entertainment expenses and higher bad debt.

First quarter 2023 adjusted EBITDA of $78.4 million decreased 13.3% compared to $90.5 million in the prior year quarter. Our first quarter 2023 effective tax rate of 24% compared to 22.2% in the prior year quarter. The higher tax rate this quarter was primarily due to an increase in foreign taxes, and a lower discrete tax adjustment related to share-based compensation from fewer shares vesting.

For the balance of 2023, we continue to expect our effective tax rate to be between 24% and 26%. Weighted average shares outstanding are way so for Q1 of 35.5 million shares compared to 35.6 million shares in the prior year quarter. For the quarter, our convertible notes had a potential dilutive impact on EPS of approximately 1.3 million shares in WASO. As our share price on average of $173.8 this past quarter was above the $101.38 conversion threshold.

Billable head count increased by 614 professionals or 11% year-over-year. Sequentially, billable headcount increased by 123 professionals, or 2%. Nonbillable headcount increased by 14.4% year-over-year. We added non-billable employees to support a larger business, especially outside of North America in areas such as recruiting, HR, finance and marketing. Sequentially, nonbillable headcount increased by 36 professionals or 2.3%.

Now turning to our performance at the segment level. In Corporate Finance & Restructuring, record revenues of $300 million increased 18.4% compared to the prior year quarter. The increase in revenues was primarily due to higher demand for restructuring and business transformation services, which was partially offset by lower demand for transaction services.

Business transformation and transactions represented 53% of segment revenues, while restructuring represented 47% of segment revenues in the quarter. This compares to a split of 59% for business transformation and transactions and 41% for restructuring in the prior year quarter. Year-over-year, restructuring revenues grew 38%, as we successfully helped clients in a variety of verticals, including retail, health care, financial institutions and airlines. Adjusted segment EBITDA of $55 million or 18.3% of segment revenues compared to $53.5 million or 21.1% of segment revenues in the prior year quarter.

The increase in adjusted segment EBITDA was primarily due to higher revenues, which was partially offset by higher compensation, which includes the impact of a 13.9% increase in billable headcount and higher SG&A expenses, including increased business development activity. Turning to Forensic and Litigation Consulting or FLC. Revenues of $173.4 million increased 12.7% compared to the prior year quarter. The increase in revenues was primarily due to higher demand for data and analytics, investigations and health solutions services.

Adjusted segment EBITDA of $18.6 million or 10.7% of segment revenues compared to $17.3 million or 11.2% of segment revenues in the prior year quarter. The increase in adjusted segment EBITDA was primarily due to higher revenues which was partially offset by an increase in compensation, which includes the impact of a 4.2% increase in billable head count, as well as an increase in as needed outside contractors expenses and higher SG&A expenses.

In Economic Consulting, revenues of $169.6 million increased 2.2% compared to the prior year quarter. The increase in revenues was primarily due to higher demand for M&A-related antitrust services and higher realization for non-M&A-related antitrust services, which was partially offset by lower demand for non-M&A related antitrust services.

Adjusted segment EBITDA of $14.2 million or 8.4% of segment revenues compared to $21.2 million or 12.8% of segment revenues in the prior year quarter. The decrease in adjusted segment EBITDA was primarily due to higher compensation, which includes the impact of an 8.5% increase in billable head count and higher SG&A expenses.

APRIL 27, 2023 / 1:00PM, FCN.N - Q1 2023 FTI Consulting Inc Earnings Call

We had expected higher revenues and adjusted segment EBITDA in Economic Consulting. This is in part due to revenue deferrals that have resulted in and may continue to result in variations in the timing of revenue recognized on work already performed. We believe that conditions to recognize these revenues will be met later this year and could positively impact adjusted segment EBITDA by approximately $5 million.

Technology revenues of $90.6 million increased 12.6% compared to the prior year quarter. The increase in revenues was primarily due to higher demand for investigations and litigation services, which was partially offset by lower demand for information governance, privacy and security services.

Adjusted segment EBITDA of $15.4 million or 17% of segment revenues compared to $13.4 million or 16.6% of segment revenues in the prior year quarter. The increase in adjusted segment EBITDA was primarily due to higher revenues, which was partially offset by higher SG&A expenses and an increase in compensation, which includes the impact of a 17.1% increase in billable head count.

Strategic Communications revenues of $73.1 million increased 4.5% compared to the prior year quarter. The increase in revenues was primarily due to higher demand for corporate reputation services, particularly supporting crisis communication and cybersecurity-related engagements.

Adjusted segment EBITDA of $9.6 million or 13.1% of segment revenues compared to $15.7 million or 22.5% of segment revenues in the prior year quarter. The decrease in adjusted segment EBITDA was primarily due to lower gross margin resulting from higher compensation, which includes the impact of a 16.2% increase in billable headcount. That and an increase in SG&A expenses more than offset the increase in revenues.

Let me now discuss a few cash flow and balance sheet items. As is typical, we pay the bulk of our annual bonuses in the first quarter. Net cash used in operating activities of $254.2 million compared to $203.8 million in the prior year quarter. The year-over-year increase in net cash used in operating activities was primarily due to an increase in salaries largely related to headcount growth, higher operating expenses and an increase in annual bonus payments, which was partially offset by an increase in cash collections.

During the quarter, we spent $17.8 million to repurchase 112,139 shares at an average price per share of $158.70. As of the end of the quarter, approximately $460.7 million remained available for stock repurchases under our current stock repurchase authorization. Total debt net of cash of $122.7 million at March 31, 2023, compared to $60.1 million at March 31, 2022, and negative $175.5 million at December 31, 2022. The sequential increase in total debt, net of cash, was primarily due to an increase in cash used in operating activities, which included annual bonus payments.

Turning to guidance. As is typical, we will re-evaluate guidance once we have another quarter under our belt, at the end of the second quarter to see if any changes are warranted. Despite the weaker-than-expected results in Q1, we are not changing our guidance. Our expectations for the year are shaped by several assumptions, including the following: first, restructuring activity continues to strengthen, both in the United States and overseas, which was reflected in a 6% sequential increase in restructuring revenues compared to 4Q 2022; second, while we expect M&A activity in 2023 to remain slower than in 2022, we expect a pickup from the near record low levels seen in Q1 over the coming quarters, which would positively impact our Economic Consulting and Technology segments and our transactions business in Corporate Finance; third, we expect to recognize certain revenue deferrals in economic consulting in the coming quarters; fourth, we expect momentum to continue to build in our forensic and litigation consulting business.

Finally, we expect SG&A expenses in each quarter for the balance of the year to remain at a level similar to SG&A in Q1. We expect nonbillable headcount growth, which exceeded both billable headcount growth and revenue growth in Q1 to be lower in the second half of the year. Before I close, I want to reiterate 3 themes that I believe underscore the attractiveness of our business.

First, we are focused on the duality of growing the business for the long term while also being mindful of utilization; second, our strong balance sheet allows us the flexibility to continue to boost shareholder value through organic headcount growth, share buybacks and acquisitions when we see the right ones; and third, we have demonstrated our ability to generate strong revenue growth in any cycle, we believe we are the strongest provider of restructuring and antitrust services anywhere in the world.

We continue to grow those businesses while also growing many other practices, including business transformation, ESG, cybersecurity, technology with key capabilities in digital assets and emerging data and prices communications globally. With that, let’s open the call up for your questions.

APRIL 27, 2023 / 1:00PM, FCN.N - Q1 2023 FTI Consulting Inc Earnings Call

QUESTIONS AND ANSWERS

Operator

(Operator Instructions)

Our first question comes from Andrew Nicholas with William Blair.

Andrew Owen Nicholas - William Blair & Company L.L.C., Research Division - Analyst

I wanted to just start with the restructuring environment. It sounds like you’re pleased with the sequential step-up in revenue quarter-over-quarter. It seems like you’re seeing some strength, both in the U.S. and overseas. So I was hoping you could just spend a little bit more time talking about how that’s developed and maybe how you’re thinking about that business over the next several quarters or years relative to maybe how you were thinking about it a couple of months back.

Ajay Sabherwal - FTI Consulting, Inc. - CFO

So Andrew, no question, restructuring is picking up, both in the U.S. and overseas in places like Australia, Germany, U.K., it is picking up. And we said explicitly that in our prepared remarks and guidance. What is difficult to project is exactly the slope of that line — and that’s why there’s a range when we talk about our guidance. But there is definitely a pickup.

Andrew Owen Nicholas - William Blair & Company L.L.C., Research Division - Analyst

Understood. And then I think, Steve, you mentioned in your prepared remarks that there’s a combination of factors that cut negatively in the quarter. I know, Ajay, you called out the revenue deferral and economic consulting. Were there any other kind of timing items that were sizable that you’d call out that kind of make it a combination of factors? Or was that the only 1 that we should be cognizant of as we think about potential reversals as we move through the rest of this year?

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

So in terms of reversals, I’ll see if Ajay thinks of anything else. I mean I don’t know of reversals. I think the other factors that sometimes happen in any quarter is some factors cut one way or another any quarter like FX, bad debt, I mean the amount of bad debt. And I think we had — in some quarters, we have higher than we expect in bad debt. In some quarters, we have lower. Some quarters, the FX cuts in our favor. Some — quarters, it cuts against us. It sometimes seems like whenever we’re having a bad quarter for something else, all the factors, the short-term factors also cut negatively.

I’m sure that’s not the case. It just feels that way. But this quarter, we had some of those cut negative also. You can’t be sure they’re going to reverse. You can’t be sure that FX is going to reverse as the year goes on. But there’s no — we have never seen a correlation that says because it was bad in the first quarter, it’s going to be bad in the second. Does that respond, Andrew?

Andrew Owen Nicholas - William Blair & Company L.L.C., Research Division - Analyst

Yes. No, absolutely. And then if I could just kind of squeeze 1 more question. And just to clarify on your — Ajay, your comments on SG&A. Should we expect SG&A to be at a similar level to Q1 in absolute dollar terms? Or is that in terms of revenue percentage?

APRIL 27, 2023 / 1:00PM, FCN.N - Q1 2023 FTI Consulting Inc Earnings Call

Ajay Sabherwal - FTI Consulting, Inc. – CFO

Absolute dollar terms.

Operator

The next question is from James Yaro with Goldman Sachs.

James Edwin Yaro - Goldman Sachs Group, Inc., Research Division - Research Analyst

Just start with Corporate Finance & Restructuring. And specifically in terms of the business transformation and transactions subsegment. In that subsegment, despite the weaker macro backdrop, it was still up very slightly quarter-on-quarter, which is obviously a positive. I’m just trying to understand, within those that subsegment, the 2 businesses, how would they would perform in a potential recession scenario. And I guess the 2 questions are, how do we think about transactions performance in a weaker M&A backdrop. And then on the business transformation side, should that be adversely impacted by a pullback in spending by corporates and sponsors, if we do enter a recession? And then do you think you could outgrow any adverse effects through headcount growth over time?

Ajay Sabherwal - FTI Consulting, Inc. - CFO

So here’s the facts. Combined business transformation and transactions grew 5.5% year-over-year. Not in that transactions was actually down 8% year-over-year. So business transformation, even in this cycle, grew for us. We’re small relative to the business transformation market out there or the whole industry out there.

So — so I think there’s enormous scope for us to continue to grow business transformation despite cycles. The transaction side is cyclical, and we experienced the same.

James Edwin Yaro - Goldman Sachs Group, Inc., Research Division - Research Analyst

Okay. That’s very clear. Maybe if you could just speak to the crypto revenue opportunity you see across your business. And then within which segments do you see the opportunity? And where are you investing in that?

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Yes. Look, I mean, it’s obviously a dynamic space. And we have, in fact, a number of our segments have opportunities in that. I mean, obviously, there’s been bankruptcies in crypto. There’s litigation in crypto, and litigation can make a difference for multiple of our segments today. Technology can get involved in e-discovery. You can end up with investigations. If there’s litigation, you can end up with disputes and expert witnesses. So it’s obviously an area that we have focused on — and I think — I don’t think we’re — we specifically talk about individual cases, but we’re making serious progress. Does that respond?

James Edwin Yaro - Goldman Sachs Group, Inc., Research Division - Research Analyst

Absolutely. I just had 1 other one, which is just on the hiring opportunity. You’ve obviously continued to conduct robust hiring, especially outside of the U.S., as you alluded to before. Maybe you could just speak to why the opportunity has remained so robust and why you’re seeing such high-quality talent shaking loose? And whether that whether — what’s happening with the big 4 consulting firm has anything to do with that?

APRIL 27, 2023 / 1:00PM, FCN.N - Q1 2023 FTI Consulting Inc Earnings Call

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Yes. I think it has — some of it has to do with us and then some of it us has to do with the rest of the world. I think in 1 of the things that has changed in the last 7, 8 years is we now are being seen as a winning player in multiple places around the globe. I would say that although we had good people in Australia, we were not seen as the winning player. You could say that’s true for many places in Continental Europe.

We had a good strong practice in London, but we weren’t seen as a real player in many places in Europe. That has changed. That has changed. And that just — people like to be part of a winning team. And then as you globalize, as you globalize some U.S. businesses, you can now win the most important global assignments, which the best practitioners want to be part of. I mean, 15 years ago, I think 1 of the big 4 won the bulk of Lehman Brothers were. We won I don’t guess we don’t names, even though those are public.

Two of the biggest global bankruptcy cases in the last 5 years. And that people like working on the name cases and so forth. So we’ve changed our position in multiple places around the world. The second issue is there are dislocations and competitors around the world. And often, it’s very hard to get the best people to leave their firms.

But when there’s a disruption, people look around. And I think 10 years ago, when there was disruptions in many places around, they weren’t looking at us. And today, a lot of people are looking at us. And then the other thing I would say that’s happened is some of the people who have come to us from boutique firms, from little firms, from some of the larger firms that you referred to. I’ve said it’s been a great experience. It’s been a great experience.

That’s not that we’re perfect, but we actually deliver on supporting people growing their businesses. And that’s attractive for best people, and that word gets around. So it’s — it’s a virtuous loop that I work every day to keep us in because it is the key to us being able to grow through cycles. And so far, we’re not perfect, but it’s going pretty well. Does that respond.

Operator

The next question is from Tobey Sommer with Truist Securities.

Tobey O’Brien Sommer - Truist Securities, Inc., Research Division - MD

Just to start out on — well, intrinsically unpredictable, has there been a change in conditions for the company and/or opportunity for the company to do some sort of larger maybe group hire laterally from a competitor? Anything there that we should think about keep in mind in terms of variability of headcount growth this year?

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Look, I don’t know that there’s been some precipitous dramatic change. I think, as you know, we’ve been doing pretty well at attracting people laterally for the last while. We’ve been also promoting at a record rate. But without both of those, we couldn’t have met the growth we’ve shown over the last while. So we are actively monitoring this. The question always is, is there a disruptive event in a competitor that means instead of onesies and twosies, you have a mass group of people who want to leave.

The equivalent of Anderson Consulting or a smart conversion of that. We constantly monitor that, and we try to make sure that we don’t precipitate this. We’re very supportive of — there are a lot of other fine firms, and we wish them all well. But we want to make sure that the world knows that if those things happen, then we are looking to add talent. And that if it hurts a quarter, we’re willing to do it because that’s how you grow a business. But it’s not like there are 6 people lining out some of my door right here today, which we’re going to sign a deal on tomorrow, if that was the question. Does that respond?

APRIL 27, 2023 / 1:00PM, FCN.N - Q1 2023 FTI Consulting Inc Earnings Call

Tobey O’Brien Sommer - Truist Securities, Inc., Research Division - MD

Sure. What’s the outlook for boosting what has kind of been persistent and stubbornly low utilization in FLC. And maybe in the context of answering that, you could give us your perspective for the market for large projects in that space and in that segment.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Yes. Look, I think we have made quite a bit of progress actually in FLC over the last while. Some of it’s masked by some other things that are going on in that segment. But the management team recognized that last year, we slowed some hiring. But more important, we got pretty aggressive commercially and made sure we were in front of certain potential assignments.

So look, we’ve had very substantial revenue growth there. I think actually, to your point, it’s still not at the utilization overall that we would like or they would like, but it’s not because we’re not growing. It’s just that actually their expectations was for even faster growth like many other parts of our business.

So I think we’re going to get we’re going to get the utilization to the levels we want. We may just either all the revenue that people are hoping comes in or you can taper the growth of headcount. I mean we’re not — it’s not like we’re shrinking and you have to cut heads. What you have to do is, if you’re growing a little less fast than you think you are, you may have to taper your hiring. And we’re — I think we’re in much better shape on that business than we were 6 and 12 months ago. Does that respond to your question?

Tobey O’Brien Sommer - Truist Securities, Inc., Research Division - MD

Steve, was there any change you could perceive in demand in your various segments and lines of business, when SVB occurred and the current sort of banking crisis emerged. Just wondering if there was any opportunity or diminishment in demand in various pockets.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

So let me maybe talk to that at 2 levels. Obviously, I can’t talk to specific clients, but if there are disruptive events like banks going bankrupt and so forth, those sorts of things often can either lead to — can lead to sort of demand for services that multiple our segments can provide. And so there’s that specific. The more general point you’re making is, okay, so the second and third order consequences for that for some parts of our business.

I mean that’s now getting into the sort of macroeconomic forecast that I read — I don’t know how many of them you read today, right, about okay. So — is that equivalent to a 0.5% increase by the Fed. So will the Fed now only raise at 0.25 a point where they’ll do less. And will that actually affect the housing market more I mean you can drive yourself nuts on that.

I think my experience is what we need to focus on is making sure we have the right propositions and we’re commercially aggressive enough and out in front and then take stock periodically on our exuberant on headcount growth. And if we’re a little overexuberant, you taper your hiring. And it’s too hard to figure out the second order or sixth order effect of the macro effects and adjust things. So that’s at least — but if you know, and you can give me a call and let me know. I take the call. Does that at least respond Tobey.

Tobey O’Brien Sommer - Truist Securities, Inc., Research Division - MD

Right. Right. Sure. Last year, GA growth, infrastructure growth sap some of the ability for margins to expand. Could you talk about the risks and opportunities of that not occurring this year or the risk of it recurring this year?

APRIL 27, 2023 / 1:00PM, FCN.N - Q1 2023 FTI Consulting Inc Earnings Call

Ajay Sabherwal - FTI Consulting, Inc. - CFO

So when we do interesting things, it also results in higher cost. If you’re entering new markets, new countries, new locations, new adjacencies and you want to give your practitioners the best experience and you want to put the best presentation for your clients as well, it does require that. So we have — for example, to hire as many people as we have hired, you do need recruiters. Otherwise, you’d end up paying outside companies a lot of money.

To provide a good experience for people in a different country, you need dedicated people in that country to service those people. Now we are explicitly — and that was a big part of the growth in nonbillable head count. We are in a later innings. I’m not sure which one, but we are in the later innings in that. And so that should taper off in the second half of the year.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Nice phrase for a guy who barely knows baseball.

Operator

This concludes our Q&A session.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Well, thank you all for taking the time. I mean let me just reiterate, we are feeling very good about the company and the revenue of this quarter really demonstrates that. And obviously, the bottom line wasn’t exactly what we wanted, but it leaves us still with enormous confidence about where this company is moving over time. Looking forward to continue to engage with you all. Thank you very much.

Operator

The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.

DISCLAIMER

The Transcribing Company reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THE TRANSCRIBING COMPANY OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.